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                                                           EXHIBIT (10)(n)


THE LUBRIZOL CORPORATION
29400 LAKELAND BOULEVARD
WICKLIFFE OHIO 440922298
TELEPHONE 216/943-4200

                                                   October 1, 1992


Dr. R.Y.K. Hsu
The Lubrizol Corporation
29400 Lakeland Boulevard
Wickliffe, Ohio 44092

Dear Dr. Hsu:

        This letter will set forth our amendment (the "Amendment") to the agreement (the "Agreement") of February 23, 1987, as amended December 28, 1989, concerning your employment by and consulting arrangement with The Lubrizol Corporation ("Corporation") and your acceptance of that employment. This Amendment is being entered into in order to secure to the Corporation the benefits of your services as an employee or consultant during the remainder of your expected business career. The Corporation desires that you remain an active employee or consultant of the Corporation until age 70, notwithstanding that you stepped down as an officer of the Corporation in April of 1992 because of the Corporation's mandatory policy that senior corporate officers relinquish their elected positions at age 65. The Corporation recognizes that this Agreement will require you to forego your goals of continuing in the practice of law and of consulting in international business development and operations subsequent to your retirement from, and completion of any period of consulting with, the Corporation.

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Dr. R.Y.K. Hsu
October 1, 1992
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        The Corporation recognizes that you are accommodating
your future career goals to its needs, and are prepared to continue to forego certain opportunities which are very attractive to you, both financially and professionally. In addition, you have further accommodated your personal desires to the needs of the Corporation by deferring your retirement as an employee. Accordingly, in consideration of the premises and the receipt of $1.00 and other valuable consideration, the sufficiency of which is acknowledged, the Corporation is pleased to set forth the following amended terms relating to your continued employment by and consulting agreement with it, by amending the Agreement as follows:

        1. Paragraph 2(b) of the Agreement shall be amended to read as follows:

                   (b) Notwithstanding the provisions of
              Paragraph 2(a) above, you may, by 60 days prior written notice to the Corporation, elect to end the Employment Term on or after December 31, 1992 and commence the Consulting Period at the end of the Employment Term.

        2. Paragraph 3 of the Agreement shall be amended to read as follows:

              Your principal duties and authority during the Employment Term after April 27, 1992 will be to serve in the position of Counselor to the


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Dr. R.Y.K. Hsu
October 1, 1992
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              Chairman of the Corporation, as Chairman,
              Lubrizol International, Inc., and as a member of the management committee of the Corporation as if a senior corporate officer. You will continue to be a corporate representative on various other boards of affiliates of the Corporation. Your duties and responsibilities will not require you to relocate outside the greater Cleveland area without your consent, and will give appropriate consideration to your age, health and skills, and will be commensurate with your status and stature with the Corporation.

         3. Paragraph 4 of the Agreement shall be amended by adding the words "and grants of stock options" to the last sentence thereof after the words "merit raises."

         4. Paragraph 5(a)(i) of the Agreement shall be amended to read as follows:

              (i) a "quarterly amount," payable on the first day of the Consulting Period (prorated for the balance of the calendar quarter) and on the first day of each subsequent calendar quarter in advance, equal to the product of 400 times the "hourly rate." The initial hourly rate shall be


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Dr. R.Y.K. Hsu
October 1, 1992
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              one one thousand eight hundredth (1/1800th) of
              the annualized economic value to you (without considering the impact of federal, state or local income or other taxes) of the compensation and benefits provided to you by the Corporation for the calendar year in which the Employment Term ends, as determined in this paragraph 5(a)(i), but in no event less than the value of such compensation and benefits for the calendar year 1992. The initial hourly rate shall be increased or decreased on each January 1 commencing in the year after the year in which the Employment Term ends by the "inflation adjustment." The inflation adjustment shall mean an adjustment as of such January 1 to reflect, on a cumulative basis, the increase or decrease, in the Gross National Product Price Deflator published by the Bureau of Economic Analysis of the U.S. Department of Commerce as of the September 30 immediately preceding each such January 1 compared to the amount so published as of September 30 in the year prior to the year in which the Employment Term ends; provided that the hourly rate shall never be less than that set forth in the second preceding sentence. Should



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Dr. R.Y.K. Hsu
October 1, 1992
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              publication of such index cease, there shall be
              substituted such alternative index as you, with our concurrence, determine most closely approximates the Gross National Product Price Deflator. The determination of the economic value to you of your compensation and benefits for the calendar year in which the Employment Term ends shall equal the economic value of such compensation and benefits for the calendar year 1992, which value has been agreed upon by the Corporation and you, increased on a compound annual basis by the percentage increase in your base compensation from the Corporation for each calendar year subsequent to 1992 to and including the calendar year in which the Employment Term ends.

         5. Paragraph 5(b)(ii) of the Agreement shall be amended to read as follows:

                   (ii) Notwithstanding Paragraph 5(b)(i), (A)
              you may by giving not less than 60 days prior written notice to the Corporation, reduce the number of days you will make yourself available



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Dr. R.Y.K. Hsu
October 1, 1992
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              for advice and counsel during the remaining
              calendar quarters of the Consulting Period to the equivalent of thirty-seven and one-half (37-1/2) eight hour days per calendar quarter, and (B) if in your judgment the mental or physical health of you or your wife necessitates the reduction described in this clause (B) of this sentence, you may by giving not less than 60 days prior written notice to the Corporation (which notice may be given in conjunction with a notice under clause (A) of this sentence), reduce the number of days you will make yourself available for advice and counsel during the remaining calendar quarters of the Consulting Period to the equivalent of twenty-five (25) eight hour days per calendar quarter. If the Corporation challenges your determination of health necessity, the determination shall be made by a physician or physicians selected by you and acceptable to the Corporation. Any such reduction or reductions shall commence with the calendar quarter next following the giving of such notice, and the quarterly amount for such quarter and all subsequent calendar quarters shall be reduced as provided in Paragraph 5(a)(ii).



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Dr. R.Y.K. Hsu
October 1, 1992
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        6.   Paragraph 5(c) of the Agreement shall be amended
to read as follows:

                   (c) During the Consulting Period the
             Corporation shall reimburse you monthly for travel and other expenses in connection with your services as a consultant, such reimbursement to be in accordance with its standard reimbursement practices. In addition, the Corporation shall reimburse you monthly for your reasonable expenses in establishing an office (or, if the Corporation and you so agree, the Corporation shall provide an office for your use suitable to your status and responsibilities), including rent, utilities, furniture and equipment and the services of one employee; provided, however, that if you perform consulting services for any person or entity other than the Corporation or any of its affiliates, you shall prorate your expenses based on the number of hours you perform consulting services for such other person or entity and for the Corporation.

        7. Paragraph 7 of the Agreement shall be amended to read:

             During the Employment Term, you will receive all perquisites (financial and social) called for by


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Dr. R.Y.K. Hsu
October 1, 1992
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             our prevailing policy for officers of the
             Corporation in effect from time to time, as if you were then a senior corporate officer.

        8. The last sentence of Paragraph 8 is amended by inserting the word "and" between the word "compensation" and the word "benefits."

        9. Paragraph 11 of the Agreement is amended to read as follows:

             This Agreement supplements the Amended and Restated Severance Agreement between the
             Corporation and you, dated July 24, 1989, as amended December 28, 1989.

        If this letter accurately reflects your understanding of the Amendment to our Agreement, please so indicate by signing and dating the original of this letter and returning it to me.

                                Sincerely,

                                THE LUBRIZOL CORPORATION


                                By:
                                     L. E. Coleman, Chairman


        The terms of the foregoing Amendment to the Agreement
are agreed to this      day of October, 1992.





Dr. R.Y.K Hsu